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                                                                       EXHIBIT 6

                                AMENDMENT TO THE
                           FORCENERGY INC STOCKHOLDER
                                RIGHTS AGREEMENT

         WHEREAS, Forcenergy Inc (the "Company") has adopted the Forcenergy Inc Stockholder Rights Agreement (the "Rights Agreement"); and

         WHEREAS, Section 29 of the Rights Agreement permits the Company to amend the Rights Agreement; and

         WHEREAS, the Board of Directors of the Company on February 27, 1998, authorized the Company to amend the Rights Agreement in certain respects.

         NOW THEREFORE, the Rights Agreement is hereby amended as follows:

         1. All references to "20%" are deleted and "15%" is inserted in its stead.

         2. The definition of "Acquiring Person" in Section 1 is amended to read in its entirety as follows:

                     "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Voting Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any trustee of or fiduciary with respect to any such plan when acting in such capacity. Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as the result of an acquisition of Voting Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Voting Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Voting Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company and at a time when such Person is the Beneficial Owner of 15% or more of the Voting Shares of the Company then outstanding, become the Beneficial Owner of any additional Voting Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; and (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement.

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         3.       The definitions of "Forcenergy AB" and "Successor Entity"
                  contained in Section 1 are deleted in their entirety.

         4.       The reference to "Forcenergy AB" in the last sentence in
                  Section 29 is hereby deleted.

         5. Except to the extent hereinabove set forth, the Rights Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested on the 5th day of May, 1998.

                                 FORCENERGY INC

ATTEST: /s/ Thomas F. Getten
       ---------------------
       Thomas F. Getten
       Secretary

                                            By: /s/ Stig Wennerstrom
                                               --------------------------
                                               Name:     Stig Wennerstrom
                                               Title:    President


                                            AMERICAN STOCK TRANSFER & TRUST
                                            COMPANY, as Rights Agent

ATTEST: /s/ Susan Silber
       --------------------
       Assistant Secretary                  By: /s/ Herbert J. Lemmer
                                                -------------------------
                                                Name:   Herbert J. Lemmer
                                                Title:  Vice President

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